Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo Announces A $15 Million At-The-Market
Firm Commitment Financing Agreement

Emeryville, CA, July 6, 2010 — Bionovo, Inc. (NASDAQ: BNVI) announced today that it has entered into a common stock purchase agreement with Aspire Capital Fund LLC, an Illinois limited liability company, which provides that, subject to certain conditions and limitations, Aspire Capital is committed to purchase up to an aggregate of $15.0 million of Bionovo shares of common stock over a two year term, based on prevailing market prices over a period preceding each sale.

Key aspects of the agreement and facility include:

•	The Company will control the timing and amount of any sales of common stock to Aspire Capital and will always know the sales price before giving notice to sell any shares to Aspire Capital.

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The purchase price of the stock for any sale will be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the arithmetic average of the three lowest closing sale prices for common stock during the twelve consecutive trading days ending on the trading day immediately preceding each purchase date.

•	Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases as the Company directs, in accordance with the Purchase Agreement.

•	Under the Purchase Agreement, the sale price cannot be less than $0.396 per share, which is above the most recent closing stock price.

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Bionovo expects that any proceeds received from sales of common stock to Aspire Capital will be used to advance the scientific and clinical development of the Company’s drug candidates, and for working capital and general corporate purposes.

•	The Purchase Agreement may be terminated by Bionovo at any time, at its discretion, without any cost or penalty to the Company.

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There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

A more complete and detailed description of the agreement is set forth in the Company's current report on Form 8-K filed today with the Securities and Exchange Commission.

“We are extremely pleased with the commitment by Aspire Capital to participate in the corporate development of Bionovo. This agreement provides Bionovo access to capital as needed, demonstrates financial capability to our drug development investigators and to potential partnering candidates. We are dedicated to the development and commercialization of our promising pipeline of drug candidates, and to bring to the market safe and efficacious products that meet significant unmet medical needs in women’s health and cancer,” said Isaac Cohen, O.M.D., Bionovo’s Chairman and Chief Executive Officer.

“Bionovo has historically pursued a financial strategy of raising capital only when that funding is needed. The intent of this agreement is to continue that strategy, to provide a flexible and fair source of committed capital, with a known cost - at market prices - and without warrant overhang. This agreement with Aspire meets that intent and provides the Company flexibility from a timing perspective and favorable terms,” said Tom Chesterman, Bionovo’s Senior Vice President and Chief Financial Officer. “Given the strength of our current cash position, we expect to utilize this capital source very opportunistically. We are pleased to be working with a financial partner the caliber of Aspire Capital as we move forward to the next level of the development of Bionovo.”

The offer and sale of the shares of Bionovo’s common stock issuable under the facility have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Bionovo has agreed to file within 20 business days a registration statement on Form S-1, covering the resale of the common stock issued and issuable in accordance with the terms of the facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction

About Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

About Aspire Capital Fund, LLC

Aspire Capital Fund, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology companies.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.